Mail Stop 4561

      January 19, 2006

Mr. Christopher J. Floyd
Chief Financial Officer
Innovative Software Technologies, Inc.
100 North Tampa Street
Suite 2410
Tampa, FL 33602

      Re:	Innovative Software Technologies Inc.
		Form 10-KSB for the Year Ended December 31, 2004
		Filed May 5, 2005
		File No. 0-27465

Dear Mr. Floyd:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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